EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF THE COMMON UNITS
The following description of our Common Units is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Agreement of Limited Partnership, as amended (our “Partnership Agreement”), which is incorporated by reference as an exhibit to this Annual Report on Form 10-K, of which this Exhibit 4.1 is a part. We encourage you to read our Partnership Agreement and the applicable provisions of the Delaware Revised Uniform Limited Partnership act for additional information. Capitalized terms used but not defined herein have the meanings ascribed to them in our Partnership Agreement.
The Common Units
The Common Units represent Limited Partner Interests in us. The holders of Common Units are entitled to participate in partnership distributions and exercise the rights or privileges available to Limited Partners under our Partnership Agreement.
Number of Common Units
As of February 17, 2022, we had 403,546,479 Common Units Outstanding; 200,281,578 of our Common Units are held by Affiliates of our General Partner, including Occidental, and 203,264,901 of our Common Units are held by the public.
Exchange Listing
Our Common Units are listed on the NYSE under the symbol “WES.” Any additional Common Units we issue will also be listed on the NYSE.
Timing of Distribution
Our Partnership Agreement requires that, within 55 days after the end of each Quarter, we distribute 100% of our Available Cash with respect to such Quarter to unitholders of record on the applicable Record Date. Please read “Section 6.3—Requirement and Characterization of Distributions; Distributions to Record Holders” of our Partnership Agreement for additional information.
Issuance of Additional Securities
We can issue an unlimited number of additional Limited Partner Interests and other equity securities without the consent of our unitholders. Any issuance of additional Common Units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, Common Units then Outstanding. Please read “Section 5.6—Issuances of Additional Partnership Interests and Derivative Instruments” of our Partnership Agreement for more information.

Under our Partnership Agreement, our General Partner and its Affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our Partnership Agreement, these registration rights allow our General Partner and its Affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our General Partner will continue to have these registration rights for two years after it ceases to be our General Partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Our General Partner and its Affiliates also may sell their units or other Partnership Interests in private transactions at any time, subject to compliance with applicable laws. Please read “Section 7.13—Registration Rights of the General Partner and Its Affiliates” of our Partnership Agreement for more information.
Voting Rights
Our General Partner manages and operates us. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. Unitholders have no right to elect our General Partner or its directors on an annual or continuing basis. Our General Partner may be removed by a vote of the unitholders holding at least a majority of the Outstanding Common Units, excluding any Common Units held by our General Partner and its Affiliates, voting as a single class. Please read “Section 11.2—Removal of the General Partner” of our Partnership Agreement for more information.
Limited Call Right
If at any time our General Partner and its Affiliates own more than 95% of the Outstanding Common Units, our General Partner has the right, but not the obligation, to purchase all of the remaining Common Units at a price that is not less than the then-Current Market Price of the Common Units. Please read “Section 15.1—Right to Acquire Limited Partner Interests” of our Partnership Agreement for more information.
Transfer Agent and Registrar
Duties
Computershare Trust Company, N.A. serves as the registrar and Transfer Agent for the Common Units. We pay all fees charged by the Transfer Agent for transfers of Common Units except the following that must be paid by unitholders:
•surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•special charges for services requested by a unitholder; and
•other similar fees or charges.
There is no charge to unitholders for disbursements of our cash distributions. We indemnify the Transfer Agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal
The Transfer Agent may resign, by notice to us, or be removed by us. The resignation or removal of the Transfer Agent will become effective upon our appointment of a successor Transfer Agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our General Partner may act as the Transfer Agent and registrar until a successor is appointed.
Transfer of Common Units

By transfer of Common Units in accordance with our Partnership Agreement, each transferee of Common Units shall be admitted as a Limited Partner with respect to the Common Units transferred when such transfer and admission are reflected in our books and records. Each transferee:
▪represents that the transferee has the capacity, power and authority to become bound by our Partnership Agreement;
▪automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our Partnership Agreement; and
▪is deemed to have given the consents and approvals contained in our Partnership Agreement.
A transferee will become a substituted Limited Partner of our partnership for the transferred Common Units automatically upon the recording of the transfer on our books and records. Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.
We may, at our discretion, treat the nominee holder of a Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common Units are securities that are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted Limited Partner in our partnership for the transferred Common Units.
Until a Common Unit has been transferred on our books, we and the Transfer Agent may treat the Record Holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Amendments to Our Partnership Agreement
General
Amendments to our Partnership Agreement may be proposed only by or with the consent of our General Partner. However, our General Partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the Limited Partners, including any duty to act in good faith or in the best interests of us or the Limited Partners. To adopt a proposed amendment, other than the amendments discussed below, our General Partner must seek written approval of the holders of the number of Units required to approve the amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our Outstanding Units.

Prohibited Amendments
No amendment may be made that would:
•enlarge the obligations of any Limited Partner without its consent, unless approved by at least a majority of the type or class of Limited Partner Interests so affected, or
•enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our General Partner or any of its Affiliates without the consent of our General Partner, which may be given or withheld in its sole discretion.
The provision of our Partnership Agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the Outstanding Units (including units owned by our General Partner and its Affiliates). As of February 17, 2022, Occidental owns, indirectly, an aggregate of 49.6% of our Common Units.
No Unitholder Approval
Our General Partner may generally make amendments to our Partnership Agreement without the approval of any Limited Partner or assignee to reflect:
(1)    a change in our name, the location of our principal place of business, our registered agent or its registered office,
(2)    the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement,
(3)    a change that our General Partner determines is necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,
(4)    an amendment that is necessary, in the opinion of our counsel, to prevent us or our General Partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,
(5)    an amendment that our General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership securities or rights to acquire partnership securities,
(6)    any amendment expressly permitted in our Partnership Agreement to be made by our General Partner acting alone,
(7)    an amendment effected, necessitated or contemplated by a Merger Agreement that has been approved under the terms of our Partnership Agreement,
(8)    any amendment that our General Partner determines to be necessary or appropriate to reflect and account for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Partnership Agreement,
(9)    a change in our fiscal year or taxable year and related changes,
(10)    a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, or

(11)    any other amendments substantially similar to any of the matters described in (1) through (10) above.
In addition, our General Partner may make any amendment to our Partnership Agreement without the approval of any Limited Partner or assignee that it determines:
(1)    does not adversely affect our Limited Partners (or any particular class of Limited Partners) in any material respect,
(2)    to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,
(3)    to be necessary or appropriate to facilitate the trading of our Limited Partner Interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which such Limited Partner Interests are or will be listed for trading,
(4)    to be necessary or appropriate for any action taken by our General Partner relating to splits or combinations of units under the provisions of our Partnership Agreement, or
(5)    is required to effect the intent of the provisions of our Partnership Agreement or are otherwise contemplated by our Partnership Agreement.
Opinion of Counsel and Unitholder Approval
Our General Partner is not required to obtain an Opinion of Counsel that an amendment will not result in a loss of limited liability to the Limited Partners or result in OLP or our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to our Partnership Agreement will become effective without the approval of holders of at least 90% of the Outstanding Units, unless we obtain an Opinion of Counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our Limited Partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of Limited Partners constituting not less than the voting requirement sought to be reduced.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of Outstanding Units in relation to other classes of Units will require the approval of at least a majority of the type or class of Units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of Limited Partners whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
Merger, Sale or Other Disposition of Assets
Our Partnership Agreement generally prohibits our General Partner, without the prior approval of a majority of our Outstanding Units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of OLP and its subsidiaries. Our General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our General Partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.
A merger, consolidation or conversion of us requires the prior consent of the General Partner. In addition, our Partnership Agreement provides that, to the maximum extent permitted by law, our General Partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our unitholders. Further, in declining to consent to a merger, consolidation or conversion, our General Partner will not be required to act in good faith or pursuant to any other standard imposed by our Partnership Agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

If conditions specified in our Partnership agreement are satisfied, our General Partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our unitholders are not entitled to dissenters’ rights of appraisal under our Partnership Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution
We will continue as a limited partnership until terminated under our Partnership Agreement. We will dissolve upon:
(1)    the election of our General Partner to dissolve us, if approved by a majority of our Outstanding Units, provided, however, that in an action to dissolve the Partnership at a time when the General Partner is an Affiliate of Oxy, the number of Common Units that Oxy and its Affiliates may vote in favor of such action shall not exceed 45% (the “Dissolution Cap”) of the Outstanding Common Units voting as a single class; provided, further, that if Oxy and its Affiliates have owned less than 40% of the Outstanding Common Units for at least 12 consecutive months at any time following the date hereof, then in an action to dissolve the Partnership, Oxy and its Affiliates shall not be subject to the Dissolution Cap when voting in such action;
(2)    there being no Limited Partners, unless we are continued without dissolution in accordance with applicable Delaware law,
(3)    the entry of a decree of judicial dissolution of us, or
(4)    the withdrawal or removal of our General Partner or any other event that results in its ceasing to be our General Partner other than by reason of a transfer of its General Partner Interest in accordance with our Partnership Agreement or withdrawal or removal of our General Partner following approval and admission of a successor.
Upon a dissolution under clause (4) above, the holders of a majority of our Outstanding Units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our Partnership Agreement by appointing as a successor General Partner an entity approved by the holders of a majority of the Outstanding Units, subject to our receipt of an Opinion of Counsel to the effect that:
(1)    the action would not result in the loss of limited liability of any Limited Partner, and
(2)    neither our partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the Liquidator) will, acting with all of the powers of our General Partner that the Liquidator deems necessary or desirable in its judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:
•first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and
•then, to all Partners in accordance with the positive balance in the respective Capital Accounts.
If the Liquidator determines that a sale would be impractical or would cause a loss to our Partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to Partners in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

Withdrawal or Removal of the General Partner

Our General Partner may withdraw without unitholder approval upon 90 days’ notice to our Limited Partners.
Upon the voluntary withdrawal of our General Partner, the holders of a majority of our Outstanding Units, excluding units held by the withdrawing General Partner and its Affiliates, may elect a successor to that withdrawing General Partner. If a successor is not elected, or is elected but an Opinion of Counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the Outstanding Units, excluding units held by the withdrawing General Partner and its Affiliates, agree in writing to continue our business and to appoint a successor General Partner.
Our General Partner may not be removed unless that removal is approved by the vote of the holders of a majority of our Outstanding Units, excluding units held by our General Partner and its Affiliates, and we receive an Opinion of Counsel regarding limited liability and tax matters. Any removal of our General Partner is also subject to the approval of a successor General Partner by the vote of the holders of a majority of the Outstanding Common Units, excluding units held by the General Partner and its Affiliates.
If the General Partner is not an Affiliate of Occidental, then in an action to (i) remove the General Partner without Cause or (ii) elect a successor General Partner to replace a Departing General Partner that was removed without Cause, the number of Common Units that Occidental and its Affiliate may vote in favor of such action shall not exceed 45% (the “Cap”) of the Outstanding Common Units (excluding any Common Units held by the General Partner and its Affiliates) voting as a single class; provided, however, that if Occidental and its Affiliates have owned less than 40% of the Outstanding Common Units for at least 12 consecutive months at any time following the date hereof, then in an action to remove the General Partner without cause or elect a successor General Partner to replace a Departing General Partner that was removed without Cause, Occidental and its Affiliates shall not be subject to the Cap when voting in such action.
In addition, we are required to reimburse the Departing General Partner for all amounts due the Departing General Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the Departing General Partner or its Affiliates for our benefit.
Transfer of General Partner Interest
Our General Partner may transfer all or any of its General Partner Interest in us without obtaining approval of any unitholder. No transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
Meetings; Voting
Except as described below regarding a person or group owning 20% or more of Units then Outstanding, unitholders on the Record Date will be entitled to notice of, and to vote at, meetings of our Limited Partners and to act upon matters for which approvals may be solicited. Common Units that are owned by Non-citizen Assignees will be voted by our General Partner on behalf of such Non-citizen Assignees, and our General Partner will distribute the votes on those Common Units in the same ratios as the votes of Limited Partners on other Units are cast.
Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of Units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our General Partner or by unitholders owning at least 20% of the Outstanding Units.

Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the Outstanding Units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the Units, in which case the quorum will be the greater percentage.
Each Record Holder of a unit has a vote according to his percentage interest in us, although additional Limited Partner Interests having special voting rights could be issued. Please read “Section 5.6—Issuances of Additional Partnership Interests and Derivative Instruments” in our Partnership Agreement for additional information. Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Any notice, demand, request, report or proxy material required or permitted to be given or made to Record Holders of Common Units under our Partnership Agreement will be delivered to the Record Holder by us or by the Transfer Agent.
Status as Limited Partner
By transfer of Common Units in accordance with our Partnership Agreement, each transferee of Common Units shall be admitted as a Limited Partner with respect to the Common Units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” below, the Common Units will be fully paid, and unitholders will not be required to make additional contributions.
Capital Contributions
Our unitholders are not obligated to make additional Capital Contributions, except as described below under “—Limited Liability.”
Limited Liability

Assuming that a Limited Partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our Partnership Agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his Common Units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the Limited Partners as a group:
•to remove or replace our General Partner,
•to approve some amendments to our Partnership Agreement, or
•to take other action under our Partnership Agreement,
constituted “participation in the control” of our business for the purposes of the Delaware Act, then our Limited Partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our General Partner. This liability would extend to persons who transact business with us who reasonably believe that the Limited Partner is a general partner. Neither our Partnership Agreement nor the Delaware Act specifically provides for legal recourse against our General Partner if a Limited Partner were to lose limited liability through any fault of our General Partner. While this does not mean that a Limited Partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to Partners on account of their Partnership Interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a Limited Partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted Limited Partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a Limited Partner and that could not be ascertained from the Partnership Agreement.
Limitations on the liability of Limited Partners for the obligations of a Limited Partner have not been clearly established in many jurisdictions. If in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace our General Partner, to approve some amendments to our Partnership Agreement, or to take other action under our Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our General Partner under the circumstances. We will operate in a manner that our General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.
Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any Limited Partner, we may redeem the Units held by the Limited Partner or assignee at their Current Market Price. To avoid any cancellation or forfeiture, our General Partner may require each Limited Partner or assignee to furnish information about his nationality, citizenship or related status. If a Limited Partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our General Partner determines after receipt of the information that the Limited Partner or assignee is not an eligible citizen, the Limited Partner or assignee may be treated as a Non-citizen Assignee. In addition to other limitations on the rights of an assignee that is not a substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon our liquidation.
Indemnification
Under our Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
•our General Partner,
•any Departing General Partner,
•any person who is or was an Affiliate of our General Partner or any Departing General Partner,
•any person who is or was a member, partner, officer, director, employee, agent or trustee of our General Partner or any Departing General Partner or any Affiliate of our General Partner or any Departing General Partner,
•any person who is or was serving at the request of our General Partner or any Departing General Partner or any Affiliate of our General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent or trustee of another person, or

•any person designated by our General Partner.
Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our General Partner is not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Partnership Agreement.
Reimbursement of Expenses
Our Partnership Agreement requires us to reimburse our General Partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our General Partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our General Partner by its Affiliates. The General Partner is entitled to determine in good faith the expenses that are allocable to us.
Books and Reports

Our General Partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.
We furnish or make available to Record Holders of Units, within 130 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth Quarter, we also furnish or make available summary financial information within 100 days after the close of each Quarter.
We furnish each Record Holder of a unit with information reasonably required for tax reporting purposes within 100 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of Partners can be avoided. Our ability to furnish this summary information to unitholders depends on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
Our Partnership Agreement provides that a Limited Partner can, for a purpose reasonably related to his interest as a Limited Partner, upon reasonable written demand and at his own expense, have furnished to him:
•a current list of the name and last known address of each partner,
•a copy of our tax returns,
•information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner,
•copies of our Partnership Agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;
•information regarding the status of our business and financial condition; and
•any other information regarding our affairs as is just and reasonable.

Our General Partner may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which our General Partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.
Cash Distribution Policy
General
Our Partnership Agreement requires that, within 55 days after the end of each Quarter, we distribute all of our Available Cash to unitholders of record on the applicable Record Date.

Definition of Available Cash
Available Cash, for any Quarter, consists of all cash on hand at the end of that Quarter:

•less, the amount of cash reserves established by our General Partner to:
◦provide for the proper conduct of our business;
◦permit OLP GP to make Capital Contributions to OLP if we choose to maintain our 2.0% General Partner Interest upon the issuance of additional partnership securities by OLP;
◦comply with applicable law, any of our debt instruments or other agreements; or
◦provide funds for distributions to our unitholders for any one or more of the next four Quarters;
•plus, if our General Partner so determines, all or a portion of cash on hand on the date of determination of Available Cash for the Quarter resulting from working capital borrowings made after the end of the Quarter.
Quarterly Distribution
We pay our cash distributions within 55 days after the end of each fiscal Quarter to holders of record.
Our cash distributions will generally not be cumulative. Consequently, if we do not pay the initial quarterly distribution on our Common Units with respect to any fiscal Quarter, our unitholders generally will not be entitled to receive such payments in the future.
Our cash distribution policy is consistent with the terms of our Partnership Agreement, which requires that we distribute all of our Available Cash quarterly. Generally, our Available Cash is the sum of our (i) cash on hand at the end of a Quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of a Quarter. Our General Partner may establish reserves to, among other things:
•provide for the proper conduct of our business;
•permit OLP GP to make Capital Contributions to OLP to maintain its 2.0% General Partner Interest upon the issuance of partnership securities by OLP;
•comply with applicable law, any of our future debt instruments or other agreements, if any; or
•provide funds for distributions to our unitholders for any one or more of the next four Quarters.

Our Partnership Agreement provides that any determination made by our General Partner in its capacity as our General Partner, including a determination with respect to establishing cash reserves, must be made in good faith, and that any such determination will not be the subject of any other standard imposed by our Partnership Agreement, the Delaware Act or any other law, rule or regulation applicable to us or at equity. Our Partnership Agreement also provides that, in order for a determination by our General Partner to be made in “good faith,” our General Partner must believe that the determination is in our best interests.
Adjustments to Capital Accounts

We make adjustments to Capital Accounts upon the issuance of additional Units. In doing so, we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the General Partner in the same manner as we allocate gain or loss upon liquidation.
Distributions of Cash Upon Liquidation
If we dissolve in accordance with our Partnership Agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our Partnership Agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our General Partner in accordance with their respective Capital Account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
Our Sources of Distributable Cash
Our only cash-generating assets are our Partnership Interests in OLP. Therefore, our cash flow and resulting ability to make cash distributions will be completely dependent upon the ability of OLP to make cash distributions in respect of those Partnership Interests. The actual amount of cash that OLP will have available for distribution will primarily depend on the amount of cash it generates from its operations. The actual amount of this cash will fluctuate from Quarter to Quarter based on certain factors, including:
•the level of capital expenditures it makes;
•the level of its operating and maintenance and general and administrative costs;
•its debt service requirements and other liabilities;
•fluctuations in its working capital needs;
•its ability to borrow funds and access capital markets;
•its treatment as a flow-through entity for U.S. federal income tax purposes;
•restrictions contained in debt agreements to which it is a party; and
•the amount of cash reserves established by OLP GP.
Rationale for Our Cash Distribution Policy
Our Partnership Agreement requires us to distribute all of our Available Cash quarterly. Our cash distribution policy reflects a basic judgment that our unitholders are better served by our distributing rather than retaining our Available Cash. It is important that you understand that our only cash-generating assets are our Partnership Interests in OLP, consisting of common units on which we expect to receive quarterly distributions. Generally, our Available Cash is our cash on hand at the end of a Quarter after the payment of our expenses and the establishment of cash reserves and cash on hand resulting from working capital borrowings made after the end of the Quarter, which is consistent with our Partnership Agreement.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy
There is no guarantee that our unitholders will receive quarterly distributions from us. We will not have an obligation to pay any distribution except as provided in our Partnership Agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:
•Our existing debt agreements contain certain financial tests and covenants that we have to satisfy. If we are unable to satisfy the restrictions under any future debt agreements, we could be prohibited from making a distribution to you notwithstanding our stated distribution policy.
•Our General Partner will have the authority to establish reserves for the prudent conduct of their respective businesses and for future cash distributions to our unitholders, respectively. The establishment or increase of those reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy, as well as the distributions we expect to receive from OLP. Any determination to establish cash reserves made by our General Partner in good faith will be binding on our unitholders. Our Partnership Agreement provides that in order for a determination by our General Partner to be made in good faith, our General Partner must believe that the determination is in our best interests.
•If OLP is unable to comply with current and future restrictions under its debt agreements, OLP could be prohibited from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated distribution policy. OLP may in the future enter into other debt arrangements containing restrictions on making cash distributions.
•While our Partnership Agreement requires us to distribute all of our Available Cash, our Partnership Agreement, including the provisions requiring us to make cash distributions contained therein, may be amended by a vote of holders of a majority of our Common Units. As of February 17, 2022, Occidental owns an aggregate of 49.6% of our Common Units.
•We may lack sufficient cash to pay distributions to our unitholders due to increases in our or OLP’s operating or general and administrative expenses, principal and interest payments on debt, tax expenses, working capital requirements and anticipated cash needs of us or OLP and its subsidiaries.
Our Cash Distribution Policy Limits Our Ability to Grow

As with most other publicly traded partnerships, because we distribute all of our Available Cash, our growth may not be as fast as that of businesses that reinvest their Available Cash to expand ongoing operations. Since our only cash-generating assets are our Partnership Interests in OLP, our growth will be dependent upon OLP’s ability to increase its quarterly cash distributions. If we issue additional Common Units or incur debt, including under our credit facility, the payment of distributions on those additional Common Units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.